Pricing Term Sheet
Filed pursuant to Rule 433
File No. 333-133956
FINAL PRICING TERMS — RE-OPENING OF THE REPUBLIC OF TURKEY 6.75% NOTES DUE APRIL 3, 2018

ISSUER:	The Republic of Turkey

SECURITIES:	6.75% Notes due April 3, 2018 (reopening)

PRICING DATE:	January 8, 2008

ISSUE FORMAT:	Global (SEC Registered)

EXPECTED RATINGS:	Ba3 (stable)/ BB- (stable)/ BB- (stable)

OUTSTANDING ISSUE SIZE:	USD$ 1,250,000,000 (Pre-reopening)

REOPENING AMOUNT OFFERED:	USD$ 1,000,000,000

PRICE TO PUBLIC:	103.340% (105.2525% inclusive of accrued interest of 1.9125% from October 3, 2007)

TOTAL FEES:	USD$1,000,000

PROCEEDS TO ISSUER:	USD$1,032,400,000, plus accrued interest of USD$19,125,000 from October 3, 2007

YIELD TO MATURITY:	6.30% per annum

SPREAD TO US TREASURY:	246 bps

BENCHMARK US TREASURY:	UST 4.250% 11/17

INTEREST PAYMENT DATES:	April 3 and October 3

EXPECTED LISTING:	Luxembourg Stock Exchange

CUSIP/ISIN:	900123 BA7/ US900123BA75

LEAD-MANAGERS/BOOKRUNNERS:	JPMorgan/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

SETTLEMENT:	Expected January 15 2008, through the book-entry facilities of The Depositary Trust Company
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